Exhibit 10.25

Loan Agreement

(REVOLVING LINE OF CREDIT)

This Loan Agreement (“Agreement”) is made on November___, 2012, by and between Phoenix Bulk Carriers (US) LLC, a limited liability company formed under the laws of Delaware and having an address at 109 Long Wharf, Second Floor, Newport RI 02840 (the “Borrower”) and Rockland Trust Company, a Massachusetts trust company having an address at 288 Union Street, Rockland, MA 02370 (together with its successors and assigns as holder of the Note, “Bank”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

As used herein, the following terms shall have the following meanings:

Advances: Advances made by the Bank to the Borrower under the Line of Credit.

Applicable Law: All laws, rules, regulations, orders and requirements of all federal, state, county and municipal governments, and instrumentalities and officers thereof.

Business Day: Any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts.

Charter Documents: Borrower’s Certificate of Formation and Operating Agreement.

Conditions of Lending: Shall have the meaning set forth in Section 2.4 below.

Default and Event of Default: Defined in Section 5.

Government Agency: The United States, British Virgin Islands, and/or Bermuda governments or any department, agency or instrumentality thereof and any federal, state, or municipal agency thereof.

Guaranties: Those certain Guaranties granted by each of Edward Coll, Claus Boggild and Anthony Laura (collectively, the “Guarantors”).

Hazardous Substance: Any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future Applicable Law, including, without limitation, petroleum or natural gas.

Line of Credit: The demand line of credit established under this Agreement.

Loan: Collectively, the Advances granted pursuant to the Line of Credit by the Bank to the Borrower, as the same is evidenced by the Note, and as further evidenced and secured by the other Loan Documents.

Loan Documents: Collectively, the Note, any Guaranties, this Agreement, the Security Agreements and all other documents and instruments evidencing, securing or relating to the Line of Credit, together with all extensions, renewals, modifications and amendments thereof.

Maximum Revolving Commitment: Three Million dollars ($3,000,000.00) outstanding at any one time.

Note: The promissory note dated the date of this Agreement, given by the Borrower to the order of Bank and evidencing the Line of Credit, together with all extensions, renewals, modifications and amendments thereof.

Obligations: Any and all of the covenants, promises, representations, warranties and other obligations made or owing by the Borrower to, or due to, Bank under or as set forth in the Note, this Agreement, and/or the other Loan Documents, and any and all extensions, renewals, modifications and amendments of any of the foregoing. The term “Obligations” includes but is not limited to the Borrower’s indebtedness under the Note.

Security Agreements: The security agreement of Borrower in favor of the Bank creating security interests in the assets of the Borrower, and the Pledge Agreement creating a security interest in certain assets of Anthony Laura.

All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles (“GAAP”) and all financial data submitted pursuant to this Agreement and all financial records kept by the Borrower shall be prepared (except as hereinafter expressly provided) and kept in accordance with such principles.

2.	THE Line of Credit, proceeds and payments

2.1        Line of Credit. Concurrently herewith the Bank is establishing the Line of Credit in favor of the Borrower, who shall be liable to the Bank for the amounts advanced thereunder. Subject to the terms and conditions of this Agreement, including but not limited to the Conditions of Lending, the Bank shall make Advances to the Borrower under the Line of Credit up to a maximum amount at any time outstanding of not more than the Maximum Revolving Commitment. To evidence the Line of Credit and the Advances, the Borrower has delivered the Note to Bank. The Line of Credit and Advances will be secured and/or guaranteed in accordance with the Loan Documents. Within the Line of Credit, the Borrower may borrow, repay, and reborrow (without penalty or premium). To the extent that the Loan exceeds the Maximum Revolving Commitment at any time, such excess shall be due and payable immediately upon demand from the Bank. Borrower shall make payments of principal and interest when and at the rate provided in the Note. All payments by Borrower shall be made without deduction, set-off or counterclaim.

2.2        Repayment of Loan. The Line of Credit may be terminated at any time by the Bank upon the occurrence of an Event of Default under any of the Loan Documents, and each Advance and the Loan will be due and payable on demand. Provided that the Line of Credit has not been terminated earlier by default or otherwise, the Line of Credit will be available for advances until November ____, 2013 (the “Credit Expiration Date”). Unless the Line of Credit is renewed by the Bank, no further advances will be permitted after the Credit Expiration Date. The availability of future Advances under the Line of Credit will be considered renewed if and only if the Bank has sent the Borrower a written notice of renewal (“Renewal Notice”) effective as of or prior to the Credit Expiration Date. Renewal will be in the sole discretion of the Bank and may require certain additional conditions or changes as a condition of renewal. If renewed, the Line of Credit will remain subject to all the terms and conditions set forth in the Loan Documents, except that the Credit Expiration Date shall be the date set forth in the Renewal Notice, and such process for renewal will apply to any subsequent renewal of the Line of Credit.

2.3        Procedures for Advances. The Borrower or any authorized representative thereof will give the Bank written, telecopied or telephonic notice specifying the amount and date of each requested Advance hereunder; provided, however, that notice given by telephone hereunder shall be followed by prompt written confirmation by the Borrower or its representative. Provided that all conditions, including the Conditions of Lending, set forth in this Agreement have been satisfied with respect to such requested Advance, an Advance will be made on the same Business Day as notice is received if notice is received before 3:00 p.m. Boston time, and if received thereafter, the Advance will be made on the next Business Day.

2.4        Conditions of Lending. The commitment of the Bank to make Advances under the Line of Credit shall be subject to the condition that the Borrower and the Guarantors shall have delivered to the Bank all documents, instruments and materials required by the Bank and its counsel, the statements, representations and warranties of the Borrower contained herein are and continue to be true and complete in all material respects, that no Default or Event of Default has occurred and is continuing; and that each request for an Advance shall constitute and be deemed to be a representation and warranty to the Bank as to the accuracy and completeness in all material respects of each representation and warranty. Upon the request of the Bank, the Borrower shall deliver to the Bank a borrowing certificate, in form and substance satisfactory to Bank, calculating the availability under the Line of Credit and certifying as to the foregoing on the date of each Advance.

2.5        Use of Proceeds. The Advances shall be used for general working capital purposes of the Borrower. Borrower shall not, directly or indirectly, use all or any part of the proceeds of the Line of Credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (the "Board of Governors") or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates or is inconsistent with Regulation X of the Board of Governors. No Advance or any part thereof may be used for any personal, family, or household purposes.

2.6        Bank’s Records. Bank is authorized to record on its books all Advances under the Line of Credit and all payments received; however, failure of Bank to make any such notation, or any error in any such notation, shall not affect any obligation of Borrower to the Bank.

2.7        Direct Charge. The Bank may charge any account of any of the Borrower (other than accounts designated as payroll accounts) with any interest, principal, fees, costs and charges owing to the Bank and will notify the Borrower of the amount so charged.

3. REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into the Line of Credit and to make Advances thereunder, the Borrower represents and warrants to the Bank, that:

3.1        Existence and Good Standing. Borrower: (i) is a legally existing limited liability company and is in good standing under the laws of Delaware, (ii) is duly qualified to do business in all jurisdictions where it is legally required to be so qualified where the failure to be so qualified may have a material adverse effect upon its business or properties, and (iii) has no Subsidiaries. Jurisdictions where the Borrower is so qualified to do business are as follows: Delaware, Rhode Island.

3.2         Authority; No Violation. The Borrower has the legal power and authority to enter into and perform this Agreement and each of the other Loan Documents to which it is a party. The Borrower is not in violation of any of the terms of its Charter Documents. The execution, delivery and performance of this Agreement and each of the other Loan Documents: (i) have been duly authorized by the board of directors or other governing bodies and/or shareholders or equity owners of the Borrower; (ii) will not require any consent of any third party not obtained; (iii) will not conflict with or violate the provisions of any of the Borrower’s Charter Documents; (iv) will not violate Applicable Law or any agreement to which the Borrower or any Guarantor is a party or by which any of their property is bound; and (v) will not result in the imposition of any lien or encumbrance on any property or assets of the Borrower, except for the liens created by the Loan Documents.

3.3        Enforceability. This Agreement and each of the other Loan Documents are the valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

3.4        No Defaults; Compliance with laws. No event has occurred and is continuing and no condition exists which constitutes or, after notice or lapse of time or both, would constitute a Default or Event of Default under this Agreement or under any of the other Loan Documents, or under any other agreement material to the Borrower’s businesses. Borrower is in compliance with all Applicable Laws.

3.5        No Suits, etc. There are no suits, proceedings or investigations pending or threatened against or adversely affecting the Borrower or any Guarantor. No judgment, decree or order of any court or governmental or administrative body has been issued against the Borrower or any Guarantor and is outstanding.

3.6        Assets of Business; Title to Assets. There are no assets necessary for the conduct of the Borrower’s business which are not either owned by Borrower or leased pursuant to leases which are in full force and effect and as to which no default on the part of the Borrower has occurred and is continuing. The Borrower has good and clear title to all assets which it purports to own, free and clear of all liens and encumbrances, except security interests in favor of the Bank, if any, and except for such security interests set forth on Schedule 3.6 hereto.

3.7        Taxes. The Borrower and each Guarantor has filed all tax returns of all types required to have been filed and has paid all taxes due. There are no material assessments or adjustments asserted by any governmental entity relating to the taxes of the Borrower or any Guarantor for any year.

3.8        Permits and Licenses. The Borrower possesses all (a) permits, memberships, franchises, contracts and licenses required and (b) all trademarks, trade names, service marks, patents, copyrights, and fictitious name rights, necessary to enable the Borrower to conduct its business as now being conducted and as proposed to be conducted. None of Borrower’s Inventory requires a license from a third party which license is not in full force and effect. Each of the items included within clauses (a) and/or (b) above are in full force and effect, and none are the subject of any claim of infringement or other contest of the right of the Borrower to utilize the same.

3.9        Labor Matters. There are no collective bargaining agreements covering the employees of the Borrower and the Borrower has not suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the date hereof.

3.10        Employee Benefit Plans. Each employee benefit plan of the Borrower, if any, is funded in accordance with no less than the minimum funding standards required under Applicable Law. Each such plan is in compliance with Applicable Law. No prohibited transactions have occurred and is continuing with regard to any such plan.

3.11       Hazardous Substances. No amount of any Hazardous Substance in excess of limits allowed by Applicable Law has been disposed of or released or otherwise exists in, on or under any of the Borrower’s Premises.

3.12        Solvency. The Borrower is “solvent,” meaning that the fair value of its assets exceeds its liabilities (including contingent liabilities based on a fair estimate of the amount that can reasonably be expected to become an actual or matured liability) and that Borrower is able to pay all debts and obligations as they become due.

3.13        Accuracy and Completeness of Information. All information given to Bank with respect to the Borrower and the Guarantors in connection with the Line of Credit, including but not limited to financial statements and other financial information, is accurate, correct and complete.

3.14        Warranties and Representations Applicable to Guarantors. The representations and warranties set forth in this entire Section 3 above shall be deemed made by each of the Guarantors and shall be deemed incorporated by reference as a representation and warranty in any Guaranty delivered to the Bank by each of the Guarantors, except to the extent any of the Guarantors is an individual, in which case those representations and warranties in Sections 3.1 and 3.2, which by their context apply only to entities, shall not apply to any such individual.

4.            COVENANTS

Until the Line of Credit shall have been paid in full, Borrower covenants and agrees as follows:

4.1          Payments. Borrower will pay principal, interest, fees and all other amounts payable under the Note and/or this Agreement when and as due.

4.2          Maintain Existence. The Borrower will maintain its existence and rights in the jurisdiction of its organization and in its principal place of business and in each other jurisdiction wherever it is legally required to be qualified to do business.

4.3          Compliance with Laws. Borrower will comply with the requirements of all Applicable Laws, including but not limited to laws governing the payment of taxes, the storage and handling of Hazardous Substances and laws governing labor and employment.

4.4          Insurance. Borrower will maintain without interruption insurance coverage with duly licensed companies as the Bank may reasonably approve for (a) property coverage for all tangible collateral for the Line of Credit in an amount equal to the lesser of (i) the Maximum Revolving Commitment, and (ii) the full replacement value of such collateral; (b) general liability coverage, which shall provide coverage against such risks as are customary for other companies engaged in the same lines of business as Borrower and such other risks as the Bank may reasonably require, such insurance to be payable in case of loss to the Bank as loss payee (as its interest may appear); (c) public liability in such amount as Bank may reasonably require, naming Bank as an additional insured, (d) workers compensation insurance, as may be required by Applicable Law; and (e) such other coverages, including but not limited to business interruption insurance as the Bank may determine is reasonable and necessary. Prior to the execution of this Agreement, Borrower will have delivered to the Bank certificate(s) in form satisfactory to the Bank demonstrating that all such coverages are in force with premiums paid and, which name Bank and its successors and assigns as loss payee and additional insured, and if requested by the Bank, copies of the applicable policies. Policies required hereunder shall be endorsed so as to require at least twenty (20) days’ notice to the Bank prior to cancellation of any such policies.

4.5          Books and Records; Other Inspections. The Borrower will maintain complete books of account and other records reflecting the results of its business operations, and its assets and liabilities. Bank or its designated agents will have the right at any time to inspect and/or make copies of these books and records. The Borrower will pay the Bank's customary charges for such audits, examinations and inspections and out of pocket expenses. The Bank may inspect any of the Borrower’s premises at such reasonable times as the Bank deems necessary.

4.6          No Further Financing or Indebtedness. Except to the Bank, the Borrower will not incur or permit to exist any additional indebtedness for borrowed money, nor guaranty the indebtedness of any other person or entity, whether or not subordinated to the Line of Credit. Borrower will not create, assume, nor allow any security interest or lien (including judicial liens) on assets the Borrower now or hereafter owns, except (a) liens and security interests in favor of the Bank, (b) liens for taxes not yet due, (c) purchase money security interests incurred in the acquisition of vehicles and office equipment utilized in the business of the Borrower and not exceeding $50,000 at any time outstanding, and (d) liens and security as set forth in Schedule 3.6.

4.7          Depository Relationship. To enable the Bank to better monitor the financial condition of the Borrower, Borrower will maintain its principal deposit and operating accounts with the Bank. Edward Coll and Anthony Laura, for themselves or for the account of members of their immediate families, will maintain accounts with the Bank’s Investment Management Group pursuant to the liquidity covenant set out in Section 4.23 below.

4.8          Taxes. Each of the Borrower and Guarantors will pay all property, income, unemployment, sales, and all other taxes assessed against it or him or payable by it or him at such times as are required by Applicable Law.

4.9          Maintenance. Borrower will maintain its properties and other assets in good repair, working order and condition, and make all repairs and replacements as necessary.

4.10        No Distributions. The Borrower will not pay any dividends or distributions either in cash or kind on any class of its equity nor redeem any equity interests. Provided, however, with the prior written consent of the Bank, which consent will not be unreasonably withheld, Borrower may pay a dividend or make a distribution to its owners or shareholders in an amount (not to exceed Borrower’s net income after payment of expenses and debt service) sufficient to pay taxes imposed upon such Borrower’s owners attributable to the net income of Borrower.

4.11        No Loans; Investments. The Borrower will not make any loans or advances to any person or entity, including without limitation, its officers and employees provided, however, that Borrower may make advances to its employees for reasonable reimbursable expenses. The Borrower will not invest in or purchase any equity interest in any other entity.

4.12        No Mergers; No changes in Organization. The Borrower will not merge, amalgamate or consolidate with or into any other entity. The Borrower will not effect a continuation into a new jurisdiction or change its jurisdiction of organization without thirty (30) days prior notice to the Bank and in such instance, the Borrower hereby authorizes the Bank to record in such new jurisdiction all financing statements with the proper authorities which may be necessary to perfect any security interests of the Bank in the assets of the Borrower. The Borrower will not make any material amendments to its Charter Documents without at least ten (10) days prior notice to the Bank.

4.13        Sales. The Borrower will not sell or dispose of any of its assets except sales of Inventory and other assets in the ordinary and usual course of its business. The disposition of obsolete assets or the transfer or trade-in of assets when replaced by other assets of similar utility will be deemed a transaction in the ordinary course of business.

4.14        Change in Business. Borrower will not engage in any business other than the businesses in which it is currently engaged or a business reasonably related thereto.

4.15        Debt Subordination. All indebtedness of the Borrower for borrowed money to any Guarantor, or any related or affiliated party now existing or hereafter owing, shall be subordinated in payment and priority to the Line of Credit payable to the Bank, its successors or assigns.

4.16        Transactions with Affiliates. The Borrower will not transact business with any officer, director or affiliated person or entity other than on fair and reasonable terms and conditions substantially as favorable to Borrower as would be obtainable by Borrower in a comparable arms’ length transaction with an unaffiliated third party.

4.17        Cross-Collateral. All collateral which secures the Line of Credit shall also constitute security for the repayment of any other indebtedness of the Borrower to the Bank, now existing or hereafter arising.

4.18        Notices Regarding Hazardous Substances. Until full repayment of the Line of Credit, the Borrower will promptly notify the Bank in writing if Borrower becomes aware that there is any amount of any Hazardous Substance in excess of maximum limits allowed by Applicable Law in or around any of Borrower’s Premises, or in the soil, groundwater or soil vapor on or under Borrower’s Premises, or that the Borrower is subject to any threatened or pending investigation by any governmental agency under any current or future Applicable Law pertaining to any impermissible amount of any Hazardous Substance.

4.19        Change of Management. The Borrower will not make any change in the present executive or senior management personnel of the Borrower except following consultation with the Bank.

4.20        Change of Ownership. The Borrower will not cause, permit, or suffer any change in its capital or share ownership except among existing owners.

4.21        Notices to Bank. Borrower will promptly notify the Bank in writing of:

(a)	Any lawsuit or arbitration proceeding seeking recovery, not covered by insurance, exceeding $50,000 or which seeks injunctive relief affecting the conduct of the Borrower’s or a Guarantor’s business in the ordinary course.

(b)	Any substantial dispute between any governmental authority and the Borrower or any Guarantor which, if determined adversely to Borrower or such Guarantor, could result in a material adverse change in the results of operations or assets of Borrower or such Guarantor.

(c)	Any Default or Event of Default under this Agreement.

(d)	Any material adverse change in the Borrowers’ business conditions (financial or otherwise), operations, properties or prospects, or ability to repay the Line of Credit, or the financial condition of any of the Guarantors.

4.22        Financial Statements and Reports. Borrower and each Guarantor will furnish the Bank the following financial reports. All such reports must be in form and substance satisfactory to the Bank, and in reasonable detail, in accordance with generally accepted accounting principles consistently applied and certified as complete and accurate by Borrower or the Guarantors, as applicable. Each of the Borrower and the Guarantors will also provide, promptly, such other information concerning the Borrower or Guarantors as the Bank may request from time to time:

(a)	Within 120 days after the end of each fiscal year, a balance sheet, a statement of income and expense for such year and a statement of changes in financial position of the Borrower, all in form and in detail satisfactory to the Bank, with an audited, unqualified audit-level report thereon by a certified public accountant reasonably satisfactory to the Bank.

(b)	Within 45 days after the end of each fiscal quarter, including the fourth fiscal quarter, a balance sheet, a statement of income and expense of the Borrower for such quarter and for the year-to-date, and a statement of changes in financial position, all in form and in detail satisfactory to the Bank, with a certification by the Chief Financial Officer of the Borrower, attesting to the completeness and veracity of such reports.

(c)	Within 120 days after the end of each fiscal year of the Borrower, or within fifteen days after filing if earlier, the Borrower’s income tax returns (if any), as submitted pursuant to Applicable Law. In the event that Borrower requests an extension for any such return, the entity requesting such extension shall provide Bank with a copy of the request therefor and evidence of filing thereof.

(d)	By April 15 of each year a personal financial statement of Edward Coll, Claus Boggild and Anthony Laura as of the previous December 31 or a more recent date on the Bank’s standard form.

(e)	By April 15 of each year or within fifteen days after filing, but not later than October 15 if such return was submitted pursuant to lawful extension, a copy of the federal and state income tax return of Edward Coll and Anthony Laura.

4.23        Financial Covenants. At all times while any Advances remain outstanding under the Line of Credit, Edward Coll and Anthony Laura, collectively, shall maintain marketable securities held by Bank’s Investment Management Group, for themselves or for the account of members of their immediate families, with a market value of at least 150% of the outstanding principal balance of the Line of Credit.

4.24        Covenants Applicable to Guarantors. The covenants set forth in Sections 4.2, 4.8, and 4.22 above shall be deemed incorporated by reference as a covenant in any Guaranty delivered to the Bank by the Guarantors.

5.            EVENTS OF DEFAULT

5.1          Events of Default. The occurrence of any one or more of the following events shall constitute a “Default” prior to giving of any required notice and the expiration of any applicable grace period, and an “Event of Default” after the giving of any such notice and the expiration of any such grace period:

(a) Payments under Note. Failure to make any payment due under the Note as and when such payment is due.

(b)	Other Payments due the Bank. Failure of Borrower to make payment of any other indebtedness to the Bank as and when such payment was due, whether a periodic payment, payment at maturity, payment due on acceleration or otherwise.

(c)	Performance of Obligations, Cross-Default. If a default or event of default or breach of any of the covenants, terms or conditions shall occur under any other of the Loan Documents; or the Borrower or any Guarantor shall default in any other obligation to the Bank, now existing or hereafter arising or incurred.

(d)	Breach of Representations and Warranties. If any representation or warranty made in this Agreement, or if any representation or warranty contained in any other of the Loan Documents or hereafter made by the Borrower or any Guarantor to Bank shall be breached or shall prove to be false, inaccurate or incomplete in any material respect.

(e)	Bankruptcy, etc. If: (i) Any complaint, application, or petition is filed by or against the Borrower or any Guarantor pursuant to the US Bankruptcy Code, as amended from time to time, or pursuant to any other insolvency procedure in the United States, Bermuda, British Virgin Islands or elsewhere; (ii) a receiver, trustee, or other similar person is appointed, pursuant to court action or otherwise, to take custody or control of Borrower or any Guarantor or any of Borrower’s or Guarantors’ assets; (iii) the Borrower or any of the Guarantors grant any trust mortgage or authorize an assignment for the benefit of his or its creditors; (iv) the Borrower or any Guarantor shall fail to pay his or its debts as they come due; (v) the Borrower or any of the Guarantors shall become insolvent; (vi) if a meeting of creditors of the Borrower or any of the Guarantors is called; or (vii) any other judicial or non-judicial proceeding or agreement is initiated by or against the Borrower or any of the Guarantors which seeks or intends to accomplish a reorganization or arrangement with any of Borrower’s or Guarantors’ creditors.

(f)	Death of Individual; Dissolution of Entity. Death of a Guarantor shall die; or the dissolution or termination of existence of Borrower.

(g	Liens; Judgments. The imposition of any lien upon any assets of the Borrower or the entry of any final judgment by any court or arbitrator against the Borrower which remains unpaid for more than twenty days.

(h)	Court Order. The issuance of any court order which enjoins, restrains or any way prevents the Borrower from conducting all or any material part of its business in the ordinary course.

(i)	Casualty Loss. The occurrence of any loss, theft, damage, destruction of any material portion of the assets of the Borrower, which loss is not fully covered by insurance other than a deductible approved by the Bank.

(j)	Guaranty. If any Guaranty given in connection with the Line of Credit shall for any reason cease to be in full force and effect.

(k)	Material Adverse Change; Deemed Insecure. A material adverse change occurs with respect to the Borrower’s businesses or condition (financial or otherwise), operations, properties or prospects, or its ability to repay the Line of Credit in accordance with its terms; or, if the Bank reasonably determines that the prospects of repayment of the Line of Credit in accordance with its terms has been impaired in any material respect.

6.            REMEDIES ON DEFAULT

6.1.         Rights and Remedies on Default. Upon the occurrence of any Default or Event of Default and at any time thereafter, in addition to any other rights and remedies available to the Bank hereunder or otherwise under Applicable Law or in equity, the Bank may exercise any one or more of the following rights and remedies:

(a)	No Further Advances. Upon the occurrence of any Default or Event of Default, the Bank shall be relieved of any further obligation to make any additional Advances under the Line of Credit.

(b)	Acceleration. Upon the occurrence of an Event of Default, the Bank may declare the unpaid portion of any time or installment obligations of the Borrower to the Bank to be immediately due and payable, without further notice or demand, and the same, together with all interest and any applicable prepayment fee, shall become immediately due and payable. The Advances and the Loan shall at all times be payable on demand.

(c)	Enforcement. Enforce all of its rights and remedies as provided under the Note or any other Loan Documents, or other rights and remedies under Applicable Law.

6.2         Remedies Cumulative and Concurrent. The rights and remedies of Bank as provided in this Agreement and in the other Loan Documents shall be cumulative and concurrent and may be pursued separately, successively or together against the Borrower and any Guarantor or any collateral, or any one or more of them, at the sole discretion of Bank, and may be exercised as often as Bank shall determine as occasion and right therefor shall arise. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof, nor shall the choice of one remedy be deemed an election of remedies to the exclusion of other remedies.

6.3         Release of Security. Bank may release any part of the security for the Line of Credit without, as to the remainder of the security, in any way impairing or affecting the liens of the Loan Documents or their priority. Without affecting the liability of the Borrower or any other person (except any person expressly released in writing) and without affecting the rights of Bank with respect to any security not expressly released in writing, Bank may, at any time, and without notice or consent: (i) release any person liable for payment of all or any part of the obligations to the Bank; (ii) make any agreement extending the time or otherwise altering terms of payment of all or any part of the obligations or modifying or waiving any Obligation; (iii) exercise or refrain from exercising or waive any right Bank may have; or (iv) release or otherwise deal with any property, real or personal, securing the Line of Credit or any other Obligation of Borrower and/or Guarantors to Bank.

7.           MISCELLANEOUS

7.1         Further Assurances. The Borrower and Guarantors, upon the request of Bank, will execute, acknowledge and deliver such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purpose of the Line of Credit, this Agreement, and the other Loan Documents; and upon any failure of the Borrower or the Guarantors to do so for ten (10) days after receipt of written request therefor, Bank may make, execute and record any and all such instruments, certificates necessary or desirable to achieve Bank’s objectives, and Borrower irrevocably appoints Bank as its agent and attorney-in-fact (which shall be coupled with an interest) of Borrower to do so.

7.2         Materiality. All representations, warranties, covenants and agreements set forth in this Agreement and in the other Loan Documents are material and shall be deemed to have been relied upon by the Bank in establishing the Line of Credit and making Advances thereunder, notwithstanding any investigation heretofore or hereafter made by the Bank.

7.3         Survival. The warranties, representations, covenants and agreements set forth in this Agreement and in the other Loan Documents shall survive the establishment of the Line of Credit and making of Advances thereunder, and shall continue in full force and effect until the Note shall have been paid in full and all obligations to the Bank performed, excepting only such obligations as specified in the Loan Documents which, by their terms, survive the repayment of the Note.

7.4         Notice. All notices, demands, requests and other communications required under this Agreement shall be in writing and shall be given to the Borrower and to Bank at the address for each first set forth above, by certified or registered mail, return receipt requested or by next business day courier service. Either party may change its address for such a notice by written notice to the other in the foregoing manner.

7.5         Bank’s Right to Perform the Obligations. If Borrower shall fail to make any payment or perform any act required by this Agreement or the other Loan Documents, then, at any time thereafter, without notice to or demand upon Borrower, and without waiving or releasing any obligation, Default or Event of Default, Bank may make such payment or perform such act for the account of and at the expense of Borrower. All sums so paid by Bank, and all costs and expenses, including, without limitation, attorneys’ fees and expenses so incurred together with interest thereon at the rate charged under the Note upon default, from the date of payment or incurring, shall constitute additions to the indebtedness secured by the Loan Documents, and shall be paid by Borrower to Bank on demand.

7.6         Indemnity: The Borrower shall indemnify, defend, and hold the Bank harmless against any claim brought or threatened against the Bank by any person (as well as from attorney’s fees and expenses incurred by the Bank in connection therewith) on account of the Bank’s relationship with the Borrower, each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank’s selection, but at the expense of the Borrower.

7.7         Integration/Severability. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, written or oral, if any, relating to the subject matter hereof. In case any one or more of the provisions of this Agreement or of any other Loan Documents shall be invalid, illegal or unenforceable in any respect, the validity of this Agreement and each of the other Loan Documents and the remaining provisions thereof shall be in no way affected, prejudiced or disturbed thereby.

7.8         Modifications. This Agreement, the other Loan Documents and the terms of each of them may not be changed, waived, discharged or terminated orally, but only by an instrument or instruments in writing signed by the party against which enforcement of the change, waiver, discharge or termination is asserted.

7.9         Governing Law. This Agreement, the Note and each of the other Loan Documents shall be governed by and construed according to the internal laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles, and this Agreement is executed as a sealed instrument under Massachusetts law. Borrower hereby submits to the jurisdiction of each state and federal court which sits in Suffolk County or Plymouth County, Massachusetts, and agrees that service made against Borrower in accordance with the notice provisions of this Agreement or the other Loan Documents shall be proper service. Venue for the enforcement of any of the obligations under this Agreement or under any of the other Loan Documents shall lie in Suffolk County or Plymouth County, Massachusetts; and Borrower waives any right to claim that Suffolk County or Plymouth County, Massachusetts is an inconvenient forum.

7.10       Right Of Setoff; Freeze. Any and all deposits or other sums at any time credited by or due to the Borrower or Guarantors from the Bank, and any cash, securities, instruments, or other property of the Borrower or Guarantors in the possession of the Bank, whether for safekeeping, or otherwise, or in transit to or from the Bank, or in the possession of any third party acting on the Bank’s behalf (regardless of the reason the Bank had received same or whether the Bank has conditionally released the same) shall at all times constitute security for any and all liabilities, obligations, and indebtedness of the Borrower to the Bank, and may be applied or set off against such liabilities, obligations, and indebtedness, at any time, without notice, at any time after the occurrence and during the continuance of an Event of Default, whether or not other collateral is available to the Bank. The Bank shall also have the right, at its option, upon the occurrence of any Default or Event of Default to freeze, block or segregate any of such deposits or other cash, securities, instruments, or other property of the Borrower or Guarantors so that Borrower and Guarantors may not access, control, or draw upon the same.

7.11       Assignment by Bank; Participations. Bank shall have the right at any time or from time to time, and with Borrower’s consent, such consent not to be unreasonably withheld or delayed, to: (a) assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions and each of the Borrower and each Guarantor agrees to execute, or cause to be executed such other documents, including without limitation, amendments to this Agreement and to any other Loan Documents as Bank shall reasonably deem necessary to effect the foregoing, and (b) grant participations in the Loan to such institutional entities as Bank may, from time to time, select.

7.12       USA PATRIOT Act. The Bank is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), and is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower and Guarantors in accordance with the Patriot Act. The Borrower and Guarantors shall, promptly following a request by the Bank, provide all documentation and other information that the Bank reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act.

7.13       Documents; Counterparts. All agreements and documents of any kind in the Bank’s possession which relate to any loans from Bank to Borrower may be reproduced by the Bank by photographic, computer imaging, or similar process, and the Bank may destroy the original from which any document was so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction shall likewise be admissible in evidence. Any signatures of the Borrower or any of the Guarantors upon any such agreement or document which is transmitted as a facsimile or as a scanned or PDF (portable document format) shall be deemed a valid and binding signature of Borrower or such Guarantor with the same effect as if a manually signed original signature. This Agreement may be executed in one or more counterparts, all of which together shall be deemed to constitute a single instrument.

7.14       Bank’s Counsel. The Borrower and Guarantors acknowledge that they are not being represented by Burns & Levinson LLP, counsel to the Bank (“B&L”), in connection with the review or negotiation of the terms of this Agreement. The Borrower and Guarantors are not relying on B&L and have consulted with their own independent attorneys, accountants and other professional advisors as to legal, tax and related matters concerning the loan transaction and obligations described herein. Borrower’s and Guarantors’ attorney(s) have independently reviewed the Loan Documents.

7.15       Headings. The article headings and the section and subsection captions are inserted for convenience of reference only and shall in no way alter or modify the text of such articles, sections and subsections.

7.16       Certain Waivers.      THE BORROWER AND GUARANTORS AND BANK EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN OR ANY OTHER CLAIM ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR IN CONNECTION WITH ANY OBLIGATIONS OR ALLEGED OBLIGATIONS OF THE BANK TO LOAN MONEY TO BORROWER. THE BORROWER AND GUARANTORS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY: (A) WAIVE ANY RIGHT TO AND AGREE NOT TO BRING ANY PROCEEDING, INCLUDING WITHOUT LIMITATION COURT ACTION, ARBITRATION, MEDIATION, ADMINISTRATIVE PROCEEDING OR OTHERWISE AGAINST BANK AND/OR ANY AFFILIATE, OTHER THAN IN THE COMMONWEALTH OF MASSACHUSETTS; AND (B) WAIVE ANY NOW EXISTING AND/OR HEREAFTER ARISING RIGHT TO ANY CONSEQUENTIAL, PUNITIVE, SPECIAL, EXEMPLARY AND/OR INCIDENTAL DAMAGES. Each of the Borrower and Guarantors acknowledges that neither Bank nor any of its representatives, agents or counsel has represented that Bank would not, in the event of any such suit, action or proceeding, seek to enforce the foregoing waivers. Each of the Borrower and Guarantors acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver.

7.17       No Marshaling. The Bank shall be under no obligation to marshal any assets in favor of Borrower or Guarantors or any other Person or against or in payment of any or all of the Liabilities.

7.18        Participants. Bank may grant participations in the Line of Credit to such institutional entities as Bank may, from time to time, select.

7.19        Costs and Expenses; Dishonored Payments. The Borrower agrees to pay on demand all reasonable (i) costs and expenses (including, without limitation, legal fees) of the Bank in connection with the closing of the Line of Credit, the preparation of the Loan Documents, and any amendments or modifications of any of the Loan Documents subsequent to the date hereof, (ii) filing fees payable in connection with the execution and delivery of this Agreement and each of the other Loan Documents, (iii) costs and expenses (including, without limitation, the fees and out-of-pocket expenses of legal counsel and independent public accountants) incurred by the Bank in connection with interpreting, administering, preserving, enforcing or exercising any rights or remedies under this Agreement and the other Loan Documents, all whether or not legal action is instituted, with interest at the rate charged under the Note upon default from the date of expenditure by Bank until said sums have been paid by Borrower.

7.20       No Liability. The benefits of this Agreement shall not inure to any third party. Bank shall not be liable for the manner in which any advances under this Agreement may be applied by Borrower. Any term or condition of this Agreement or of the other Loan Documents to the contrary notwithstanding, Bank shall not have, and by its execution and acceptance of this Agreement hereby expressly disclaims, any obligation or responsibility for the management, conduct, or operation of the business and affairs of the Borrower or any of the Guarantors, notwithstanding the grant or denial of any approval or consent by the Bank under any of the Loan Documents, nor the specification by the Bank of any requirements by the Bank for the administration of the Line of Credit or the Loan Documents.

7.21       Loan Audit Compliance: The Loan, including all subsequent renewals and extensions thereof, will be subject to a POST-CLOSING QUALITY CONTROL DOCUMENTATION REVIEW. Each of the Borrower and Guarantors, if requested by Bank, agrees to cooperate fully and adjust for clerical errors on any and all documents or instruments executed in connection with the making of the Line of Credit, and to execute and deliver all such further instruments as the Bank may reasonably require to effectuate more perfectly the intent of the Loan Documents.

IN WITNESS WHEREOF, the Borrower and Guarantors have executed this Agreement as a sealed Massachusetts instrument and delivered it to Bank as of the date first above written.

BORROWER:	GUARANTORS
PHOENIX BULK CARRIERS (US) LLC

By:
Print name:	Claus Boggild
Title:

BANK:	Edward Coll
ROCKLAND TRUST COMPANY

Anthony Laura
By:
Peter D. Costa, Vice President

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